Exhibit 99.1

IA GLOBAL ANNOUNCES REVISED $0.20 PER SHARE OFFER FROM GOLDEN CENTURY WEALTH INVESTMENT (HK) LTD.

SAN FRANCISCO, CA. March 11, 2009/Business Wire

IA Global Inc. (NYSE Alternext US: IAO) (the “Company”) announced the receipt of a revised Golden Century Wealth Investment (HK) Ltd (“GCWI”) offer to acquire 51% or more of the outstanding stock of the Company at $0.20 per share that was received March 5, 2009. The revised structure includes (i) a loan of 100 million Yen or approximately $1 million at current exchange rates by March 16, 2009; (ii) a preferred stock equity investment by April 24, 2009 of 300 million Yen or approximately $3 million at current exchange rates which is convertible into common stock at $.20 per share; and (iii) the merger of ZRD and BS-HD, operating entities of GCWI, into IA Global on an agreed DCF valuation. The offer date anticipates the signing of contracts by April 30, 2009 and is contingent on the completion of due diligence, signing of contracts and the closing of financing by April 30, 2009. GCWI has retained US counsel for this transaction.

About IA Global, Inc.

IA Global, Inc. (“IA Global”) is a growing Business Process Outsourcing (“BPO”) and Financial Services corporation targeting the B2B and B2C markets in the Asia Region, the US and Australia. The Company is actively seeking to expand its investments in the BPO, B2B and Financial services sectors. In Japan, IA Global is 100% owner of Global Hotline, Inc., a BPO organization, operating several major call centers providing primarily outbound telemarketing services for telecommunications and insurance products. In the Philippines, IA Global is the 100% owner of Global Hotline Philippines Inc., a BPO organization, providing inbound and outbound telemarketing services, and collocation facilities to a variety of industries. In the Asia Pacific region, the Company has equity investments of 25.0% in GPlus Media Co Ltd, 20.25% in Slate Consulting Co Ltd, 36.0% in Australian Secured Financial Limited and 16% in Taicom Securities Co. Ltd.

For further information, contact:

Investor Relations

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

415-946-8828 (t)

415-946-8801 (f)

ir@iaglobalinc.com

www.iaglobalinc.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of IA Global. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital to support our operations and projections of revenues and profitability. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.